UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2007

TEXADA VENTURES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-51563

(Commission File Number)

98-0431245

(IRS Employer Identification No.)

Suite 720-990 West Broadway, Vancouver, B.C., Canada V5Z 1K5

(Address of principal executive offices and Zip Code)

(604) 618-9327

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02      Termination of a Material Definitive Agreement

On January 11, 2007, we reported that we entered into a term sheet (the “Term Sheet”) with Paddington Gold Holdings Pty. Ltd, an Australian company (“Paddington Holdco”), and Link Investment Holdings S.A., a Luxembourg company and the parent company of Paddington Holdco (“Link”), that superseded and replaced a letter agreement dated November 9, 2006. Pursuant to the Term Sheet, we (and the shareholders of Paddington Holdco) arranged for investors to advance $5 million (Australian dollars) to facilitate a deposit paid by Paddington Holdco in connection with the acquisition by Paddington Holdco from Barrick (PD) Australia Limited, an Australian company (“Barrick8), of certain mineral assets located in Australia under the terms of an Asset Purchase Agreement between Paddington Holdco and Barrick.

The transactions contemplated under the Term Sheet were contingent upon, among other things, (i) us raising at least US$55 million in financing to fund the acquisition; (ii) negotiation of definitive documentation on or before January 27, 2007; (iii) closing of the acquisition on or before January 29, 2007; and (iv) Paddington Holdco delivering financial statements to comply with the requirements of the Securities and Exchange Commission on or before January 29, 2007. These conditions were not satisfied and we continued negotiations with Link and Paddington Holdco to extend the terms of the Term Sheet.

On February 21, 2007, we received written notice from Michael Silver, Chairman of Link, that the arrangements with Texada were cancelled. Consequently, the Term Sheet was terminated.

Management is currently evaluating its options with respect to the arrangements with Link and Paddington Holdco.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXADA VENTURES INC.

By: /s/ John Veltheer

John Veltheer

President, Secretary, Treasury and Director

Dated: February 21, 2007